Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 866-2066
www.sempra.com

Financial Contact:	Glen Donovan
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS

THIRD-QUARTER RESULTS,

EXPECTS TO EXCEED PRIOR 2007 GUIDANCE

Company Raises Full-Year Outlook to Above $4 per Share

SAN DIEGO, Nov. 1, 2007 – Sempra Energy (NYSE: SRE) today reported third-quarter 2007 income from continuing operations of $330 million, or $1.24 per diluted share.  Third-quarter 2006 income from continuing operations — excluding $211 million, or $0.80 per diluted share, from the favorable impact of asset sales — was $332 million, or $1.27 per diluted share.

Sempra Energy’s net income in the third quarter 2007 was $305 million, or $1.15 per diluted share, compared with net income of $653 million, or $2.49 per diluted share, in the third quarter 2006, which included $318 million, or $1.21 per diluted share, in gains from asset sales.

 “Our third-quarter performance reflects solid contributions from all of our businesses,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “Our 2007 earnings guidance was $3.75 to $3.95 per share.  We now expect to exceed $4 per share for the full year.”

-more-

For the nine-month period in 2007, Sempra Energy’s income from continuing operations was $837 million, or $3.16 per diluted share.  Income from continuing operations in 2006, excluding $204 million from the favorable impact of asset sales, was $758 million, or $2.91 per diluted share.  Net income for the first nine months of 2007 was $810 million, or $3.06 per diluted share, compared with $1.3 billion, or $4.92 per diluted share, in the first nine months of 2006, which included $546 million, or $2.10 per diluted share, from the favorable impact of asset sales.

Revenues for Sempra Energy in the third quarter 2007 were $2.7 billion, unchanged from the prior-year’s quarter.

OPERATING HIGHLIGHTS

Sempra Utilities

Sempra Utilities – San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas) – reported third-quarter net income of $186 million in 2007, compared with $131 million in 2006.

SDG&E’s third-quarter net income increased to $123 million in 2007 from $70 million in 2006.  Third-quarter 2007 and 2006 results included a net benefit of $46 million and $9 million, respectively, from the resolution of prior-years’ income-tax issues and regulatory matters.

SoCalGas’ net income in the third quarter 2007 increased to $63 million from $61 million in the same quarter last year.

As a result of the wildfires that spread across Southern California during the week of Oct. 21, a state of emergency was declared for seven counties, all within SDG&E’s and SoCalGas’ service territories.

 “These fires have been among the most devastating in the history of California,” said Felsinger.  “I am proud of the way our employees have responded, working around the clock to repair facilities, restore service, aid our customers and extend a helping hand to the affected communities.  They’ve done an incredible job under the most trying circumstances.”

-more-

Sempra Commodities

In the third quarter 2007, Sempra Commodities earned net income of $87 million, compared with $105 million in the third quarter 2006, primarily due to strong performance in every major product line, offset partially by a litigation charge and lower income from synthetic-fuel tax credit operations.

Sempra Energy’s joint venture with The Royal Bank of Scotland to create RBS Sempra Commodities LLP, announced in July 2007, has received approval from the Federal Energy Regulatory Commission.  Regulatory approvals by the Federal Reserve Board and the U.K. Financial Services Authority are still pending.  The joint-venture transaction now is expected to be completed in January 2008.

Sempra Generation

Sempra Generation’s third-quarter net income was $58 million in 2007, compared with $265 million last year, which included $211 million in gains on the sale of the company’s Texas power plants.

Sempra Pipelines & Storage

Third-quarter 2007 net income for Sempra Pipelines & Storage was $17 million, compared with $19 million in the third quarter 2006.

During the quarter, the International Centre for Settlement of Investment Disputes in Washington, D.C., awarded Sempra Energy approximately $172 million, including interest, over a 2002 dispute involving the company’s minority ownership in two Argentine natural gas utility holding companies.  The dispute related to measures taken by the Argentine government in early 2002 that resulted in a reduction in the value of Sempra Energy’s Argentine utility investments.  The company is seeking to enforce the arbitration award and has not recorded it in income.

-more-

Sempra LNG

Sempra LNG reported a net loss of $4 million in the third quarter 2007, down from a net loss of $13 million in the prior-year’s quarter.  These improved results were due primarily to the favorable tax effects of foreign-currency adjustments.

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the Web site at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering the passcode 3858841.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2006 revenues of nearly $12 billion.  The Sempra Energy companies’ 14,000 employees serve more than 29 million consumers worldwide.

Complete financial tables, including income-statement information by business unit, are available on Sempra Energy’s Web site at http://www.sempra.com/downloads/3Q2007.pdf.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When the company uses words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should” or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board, U.K. Financial Services Authority, and other environmental and regulatory bodies in the United States and other countries; capital market conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas, electric power and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the company’s reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company’s Web site, www.sempra.com.

Sempra LNG and Sempra Pipelines & Storage are not the same companies as the utilities, SDG&E or SoCalGas, and are not regulated by the California Public Utilities Commission.  Sempra Energy Trading, doing business as Sempra Commodities, and Sempra Generation are not the same companies as the utilities, SDG&E or SoCalGas, and the California Public Utilities Commission does not regulate the terms of their products and services.

###

SEMPRA ENERGY
Table A

STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2007	2006	2007	2006
	(unaudited)
Operating revenues
Sempra Utilities	$ 1,515	$ 1,494	$ 5,194	$ 5,190
Sempra Global and parent	1,148	1,200	3,134	3,326
Total operating revenues	2,663	2,694	8,328	8,516
Operating expenses
Sempra Utilities:
Cost of natural gas	389	412	2,042	2,077
Cost of electric fuel and purchased power	184	203	496	566
Sempra Global and parent:
Cost of natural gas, electric fuel and purchased power	331	332	945	863
Other cost of sales	256	384	796	1,073
Other operating expenses	699	655	2,065	1,980
Litigation expense	59	12	69	43
Depreciation and amortization	174	163	514	491
Franchise fees and other taxes	72	67	221	208
Total operating expenses	2,164	2,228	7,148	7,301
Operating income	499	466	1,180	1,215
Other income, net	5	376	61	375
Interest income	12	34	62	73
Interest expense	(68)	(90)	(204)	(273)
Preferred dividends of subsidiaries	(2)	(2)	(7)	(7)
Income from continuing operations before income taxes and
equity in earnings of certain unconsolidated subsidiaries	446	784	1,092	1,383
Income tax expense	135	257	341	461
Equity in earnings of certain unconsolidated subsidiaries	19	16	86	40
Income from continuing operations	330	543	837	962
Discontinued operations, net of income tax	(25)	110	(27)	319
Net income	$ 305	$ 653	$ 810	$ 1,281

Basic earnings per share:
Income from continuing operations	$ 1.27	$ 2.11	$ 3.23	$ 3.76
Discontinued operations, net of income tax	(0.10)	0.43	(0.11)	1.25
Net income	$ 1.17	$ 2.54	$ 3.12	$ 5.01
Weighted-average number of shares outstanding (thousands)	259,563	257,487	259,742	255,834

Diluted earnings per share:
Income from continuing operations	$ 1.24	$ 2.07	$ 3.16	$ 3.69
Discontinued operations, net of income tax	(0.09)	0.42	(0.10)	1.23
Net income	$ 1.15	$ 2.49	$ 3.06	$ 4.92
Weighted-average number of shares outstanding (thousands)	264,279	262,102	264,416	260,587
Dividends declared per share of common stock	$ 0.31	$ 0.30	$ 0.93	$ 0.90

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in millions)	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 1,072	$ 920
Restricted cash	1	4
Trade accounts receivable, net	764	1,035
Income taxes receivable	40	-
Deferred income taxes	331	270
Interest receivable	6	40
Trading-related receivables and deposits, net	2,629	3,047
Derivative trading instruments	3,241	4,068
Commodities owned	2,182	1,845
Inventories	325	215
Regulatory assets	109	193
Other	412	317
Current assets of continuing operations	11,112	11,954
Current assets of discontinued operations	18	62
Total current assets	11,130	12,016

Investments and other assets:
Regulatory assets arising from fixed-price contracts and other derivatives	323	353
Regulatory assets arising from pension and other postretirement
benefit obligations	340	356
Other regulatory assets	462	472
Nuclear decommissioning trusts	745	702
Investments	1,121	1,086
Sundry	852	789
Total investments and other assets	3,843	3,758
Property, plant and equipment, net	14,329	13,175
Total assets	$ 29,302	$ 28,949

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$ 1,206	$ 252
Accounts payable	1,196	1,587
Due to unconsolidated affiliate	60	-
Income taxes payable	-	9
Trading-related payables	2,751	3,211
Derivative trading instruments	2,074	2,304
Commodities sold with agreement to repurchase	678	537
Dividends and interest payable	153	145
Regulatory balancing accounts, net	482	332
Fixed-price contracts and other derivatives	62	87
Current portion of long-term debt	7	681
Other	1,157	1,197
Current liabilities of continuing operations	9,826	10,342
Current liabilities of discontinued operations	5	7
Total current liabilities	9,831	10,349
Long-term debt	4,502	4,525

Deferred credits and other liabilities:
Due to unconsolidated affiliate	102	162
Customer advances for construction	131	126
Pension and other postretirement benefit obligations, net of plan assets	603	609
Deferred income taxes	519	412
Deferred investment tax credits	63	67
Regulatory liabilities arising from removal obligations	2,386	2,330
Asset retirement obligations	1,219	1,128
Other regulatory liabilities	233	221
Fixed-price contracts and other derivatives	326	358
Deferred credits and other	963	961
Total deferred credits and other liabilities	6,545	6,374
Preferred stock of subsidiaries	179	179
Minority interests	165	11
Shareholders' equity	8,080	7,511
Total liabilities and shareholders' equity	$ 29,302	$ 28,949

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
	Nine months ended
	September 30,
(Dollars in millions)	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$ 810	$ 1,281
Adjustments to reconcile net income to net cash
provided by operating activities:
Discontinued operations	27	(319)
Depreciation and amortization	514	491
Deferred income taxes and investment tax credits	42	(56)
Equity in income of unconsolidated subsidiaries	(75)	(380)
Tax benefits from share-based awards	(12)	(18)
Other	39	77
Quasi-reorganization resolution	-	12
Net changes in other working capital components	131	263
Changes in other assets	35	41
Changes in other liabilities	63	12
Net cash provided by continuing operations	1,574	1,404
Net cash used in discontinued operations	(3)	(13)
Net cash provided by operating activities	1,571	1,391

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(1,357)	(1,341)
Proceeds from sale of assets from continuing operations	77	36
Expenditures for investments	(17)	(126)
Distributions from investments	13	104
Purchases of nuclear decommissioning and other trust assets	(498)	(500)
Proceeds from sales by nuclear decommissioning and other trusts	458	476
Decrease (increase) in restricted cash balance	3	(153)
Dividends received from unconsolidated affiliates	-	410
Other	(22)	(27)
Net cash used in continuing operations	(1,343)	(1,121)
Net cash provided by discontinued operations	-	778
Net cash used in investing activities	(1,343)	(343)

Cash Flows from Financing Activities:
Common dividends paid	(234)	(203)
Issuances of common stock	36	89
Repurchases of common stock	(161)	(12)
Increase (decrease) in short-term debt, net	954	(632)
Payments on long-term debt	(1,069)	(81)
Issuance of long-term debt	359	422
Financing transaction related to Sempra Financial	-	83
Tax benefits from share-based awards	12	18
Other	(2)	(2)
Net cash used in continuing operations	(105)	(318)
Net cash provided by discontinued operations	-	2
Net cash used in financing activities	(105)	(316)

Increase in cash and cash equivalents	123	732
Cash and cash equivalents, January 1	920	769
Cash assumed in connection with FIN 46(R) initial consolidation	29	-
Cash and cash equivalents, September 30	$ 1,072	$ 1,501

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006
Net Income
Sempra Utilities:
San Diego Gas & Electric	$ 123	$ 70	$ 236	$ 182
Southern California Gas	63	61	172	168
Total Sempra Utilities	186	131	408	350

Sempra Global:
Sempra Commodities	87	105	313	290
Sempra Generation*	58	265	122	322
Sempra Pipelines & Storage*	17	19	50	58
Sempra LNG	(4)	(13)	(27)	(35)
Total Sempra Global	158	376	458	635

Parent & Other	(14)	36	(29)	(23)

Continuing Operations	330	543	837	962

Discontinued Operations, Net of Income Tax	(25)	110	(27)	319

Consolidated Net Income	$ 305	$ 653	$ 810	$ 1,281

* Excludes amounts now classified as discontinued operations.

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006
Capital Expenditures and Investments
Sempra Utilities:
San Diego Gas & Electric	$ 174	$ 157	$ 479	$ 880
Southern California Gas	109	91	300	284
Total Sempra Utilities	283	248	779	1,164

Sempra Global:
Sempra Commodities	24	13	49	43
Sempra Generation	4	2	8	37
Sempra Pipelines & Storage	43	66	180	212
Sempra LNG	122	121	346	466
Total Sempra Global	193	202	583	758

Parent & Other	4	4	12	(455)	(1)

Consolidated Capital Expenditures and Investments	$ 480	$ 454	$ 1,374	$ 1,467

(1) Reflects the transfer of the Palomar plant to SDG&E from Sempra Generation.

As a result of the decisions in 2006 to dispose of the Twin Oaks power plant, Sempra Energy Production Company, and the Energy Services and Facilities Management businesses, all within Sempra Generation, and Bangor Gas and Frontier Energy, both within Sempra Pipelines & Storage, these operations have been reflected above as discontinued operations in all periods presented.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
SEMPRA UTILITIES	2007	2006		2007	2006

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 714	$ 700		$ 2,074	$ 2,078
SoCalGas (excludes intercompany sales)	$ 801	$ 794		$ 3,120	$ 3,112

Gas Sales (Bcf)	65	62		290	292
Transportation and Exchange (Bcf)	178	165		421	419
Total Deliveries (Bcf)	243	227		711	711

Total Gas Customers (Thousands)				6,517	6,446

Electric Sales (Millions of kWhs)	4,788	5,022		12,847	12,897
Direct Access (Millions of kWhs)	907	915		2,401	2,569
Total Deliveries (Millions of kWhs)	5,695	5,937		15,248	15,466

Total Electric Customers (Thousands)				1,363	1,350

SEMPRA GENERATION
Power Sold (Millions of kWhs)	5,718	5,470	(1)	15,243	14,026	(1)

(1)	Revised to exclude the Twin Oaks, Coleto Creek and Topaz power plants.

SEMPRA PIPELINES & STORAGE
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy.)
Natural Gas Sales (Bcf)
Argentina	100	89		241	208
Mexico	13	13		35	34
Chile	1	1		1	2
Natural Gas Customers (Thousands)
Argentina				1,589	1,527
Mexico				95	100
Chile				39	39
Electric Sales (Millions of kWhs)
Peru	1,273	1,166		3,800	3,488
Chile	582	385		1,868	1,562
Electric Customers (Thousands)
Peru				803	780
Chile				545	532

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

	Three months ended September 30,			Nine months ended September 30,
Margin* (Dollars in millions)	2007	2006		2007	2006
Geographical:
North America	$ 288	$ 233		$ 780	$ 839
Europe/Asia	97	128		239	152
Total	$ 385	$ 361		$ 1,019	$ 991

Product Line:
Gas	$ 180	$ 146		$ 336	$ 430
Power	91	116		290	327
Oil - Crude & Products	35	27		149	113
Metals	80	53		204	78
Other	(1)	19		40	43
Total	$ 385	$ 361		$ 1,019	$ 991

* Margin is a non-GAAP financial measure, consisting of operating revenues less cost of sales (primarily transportation and storage costs), both GAAP financial measures, reduced by certain transaction-related execution costs (primarily brokerage and other fees) and net interest income/expense, as follows:

	Three months ended September 30,			Nine months ended September 30,
(Dollars in millions)	2007	2006		2007	2006
Revenues	$ 679	$ 784		$ 1,901	$ 2,178
Cost of sales	(256)	(384)		(796)	(1,073)
	423	400		1,105	1,105
Other related costs	(38)	(39)		(86)	(114)
Margin	$ 385	$ 361		$ 1,019	$ 991

	Three months ended September 30,			Nine months ended September 30,
Effect of EITF 02-3 (Dollars in millions)	2007	2006		2007	2006
Mark-to-Market Earnings *	$ 76	$ 86		$ 355	$ 329
Effect of EITF 02-3 **	11	19		(42)	(39)
GAAP Net Income	$ 87	$ 105		$ 313	$ 290

* Represents earnings from the fair market value of all commodities transactions.  This metric is a useful measurement of profitability because it simultaneously recognizes changes in the various components of transactions and reflects how the business is managed.

** Consists of the income statement effect of not recognizing changes in the fair market value of certain physical inventories, capacity contracts for transportation and storage, and derivative hedging activities related to synthetic fuels tax credits.

	Fair
	Market Value	Scheduled Maturity (in months)
Net Unrealized Revenue (Dollars in millions)	September 30, 2007	0 - 12	13 - 24	25 - 36	> 36

OTC Fair Value of forwards, swaps and options (1)	$ 1,169	$ 740	$ 170	$ 89	$ 170

Maturity of OTC Fair Value - Cumulative Percentages		63.3%	77.8%	85.5%	100.0%

Exchange Contracts (2)	176	143	62	37	(66)
Total Net Unrealized Revenue at September 30, 2007	$ 1,345	$ 883	$ 232	$ 126	$ 104

Net Unrealized Revenue - Cumulative Percentages		65.7%	82.9%	92.3%	100.0%

(1) The present value of unrealized revenue to be received or (paid) from outstanding OTC contracts
(2) Cash received or (paid) associated with open Exchange Contracts

	September 30,	December 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2007	2006
Commodity Exchanges	11%	13%
Investment Grade	55%	57%
Below Investment Grade	34%	30%

Risk Adjusted Performance Indicators		Three months ended September 30,		Nine months ended September 30,
(Mark-to-Market Basis)	2007	2006		2007	2006
VaR at 95% (Dollars in millions) (1)	$ 18.2	$ 11.1		$ 13.1	$ 15.8
VaR at 99% (Dollars in millions) (2)	$ 25.7	$ 15.6		$ 18.4	$ 22.3

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level

	Three months ended September 30,			Nine months ended September 30,
Physical Statistics	2007	2006		2007	2006
Natural Gas (Bcf/Day)	14.2	11.8		12.8	12.0
Electric (Billions of kWhs)	132.2	126.1		377.7	350.0
Oil & Liquid Products (Millions Bbls/Day)	0.7	0.6		0.6	0.7